Exhibit 99.4

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL INFORMATION

The unaudited pro forma condensed combined consolidated income statement information for the three months ended March 31, 2015, and the year ended December 31, 2014, gives effect to the acquisition as if it had occurred on January 1, 2014. The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2015 gives effect to the acquisition as if it had occurred on March 31, 2015.

We present the unaudited pro forma condensed combined consolidated financial information for illustrative purposes only, and it is not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated. Future results may vary significantly from the results reflected because of various factors, including those discussed in this document under the heading “Risk Factors” beginning on page 32. You should read the following selected unaudited pro forma condensed combined consolidated financial information in conjunction with the “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” and related notes included in this document beginning on page 154.

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
	(in millions, except per share data)
Pro Forma Condensed Combined Consolidated Statements of Income Information:
Operating Revenues	$2,550.6	$9,134.0
Net Income From Continuing Operations	329.9	866.1
Earnings Per Share From Continuing Operations (Basic)	1.05	2.75
Earnings Per Share From Continuing Operations (Diluted)	1.04	2.73

As of March 31, 2015
(in millions)
Pro Forma Condensed Combined Consolidated Balance Sheet Information:
Cash and Cash Equivalents	$151.6
Total Assets	28,835.3
Long-Term Debt (excluding current portion)	8,604.4
Total Common Equity	8,758.8
Total Capitalization	17,444.7
Total Liabilities and Capitalization	28,835.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements (pro forma financial statements) have been derived from the historical consolidated financial statements of Wisconsin Energy and Integrys. Upon completion of the transaction, the surviving entity is expected to be named WEC Energy Group, Inc.

The Unaudited Pro Forma Condensed Combined Consolidated Statements of Income (pro forma statements of income) for the three months ended March 31, 2015 and the year ended December 31, 2014 give effect to the merger as if it were completed on January 1, 2014. The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet (pro forma balance sheet) as of March 31, 2015 gives effect to the merger as if it were completed on March 31, 2015.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of Wisconsin Energy and Integrys. As such, the impact from merger-related expenses is not included in the accompanying pro forma statements of income. However, the impact of these expenses is reflected in the pro forma balance sheet as an increase to accounts payable and other current liabilities and a decrease to retained earnings.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or synergies that could result from the merger. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the merger is completed.

Accounting standards generally accepted in the United States require that one party to the merger be identified as the acquirer. In accordance with these standards, the merger of Wisconsin Energy and Integrys will be accounted for as an acquisition of Integrys common shares by Wisconsin Energy and will follow the acquisition method of accounting for business combinations. The final purchase price will be determined on the basis of the fair value on the acquisition date of the common shares of Wisconsin Energy issued in the merger. The purchase price for the pro forma financial statements is based on the closing price of Wisconsin Energy common shares on the NYSE on May 15, 2015 of $48.00 per share and the exchange of Integrys’ common shares for the right to receive 1.128 common shares of Wisconsin Energy, plus $18.58 in cash.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements. Since the pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the merger may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price.

The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company.

The following pro forma financial statements should be read in conjunction with:

• the accompanying notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements;

• the consolidated financial statements of Wisconsin Energy as of and for the year ended December 31, 2014 included in Wisconsin Energy’s Form 10-K;
• the unaudited condensed consolidated financial statements of Wisconsin Energy as of and for the three months ended March 31, 2015 included in Wisconsin Energy’s Form 10-Q;

• the consolidated financial statements of Integrys as of and for the year ended December 31, 2014 included in Integrys’ Form 10-K;

• the unaudited condensed consolidated financial statements of Integrys as of and for the three months ended March 31, 2015 included in Integrys’ Form 10-Q; and
• the other information contained in or incorporated by reference into this document.

WEC ENERGY GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2015

	Wisconsin Energy	Integrys	Pro Forma Adjustments	Note 3	Pro Forma Combined
	(Millions of Dollars, Except Per Share Amounts)
Operating Revenues	$1,387.9	$1,163.2	$(0.5)	(b)	$2,550.6

Operating Expenses
Cost of sales	613.9	577.7	(0.5)	(b)	1,191.1
Other operations and maintenance	280.7	272.7	(9.4)	(c)	544.0
Depreciation and amortization	105.1	74.7	—		179.8
Property and revenue taxes	31.9	13.9	—		45.8
Total Operating Expenses	1,031.6	939.0	(9.9)		1,960.7
Treasury Grant	2.5	—	—		2.5
Operating Income	358.8	224.2	9.4		592.4

Earnings From Equity Method Investments	16.1	17.5	—		33.6
Other Income, net	3.0	6.6	—		9.6
Interest Expense, net	59.7	39.0	8.6	(d)	107.3

Income From Continuing Operations Before Income Taxes	318.2	209.3	0.8		528.3
Income Tax Expense	122.4	78.9	(2.9)	(e)	198.4
Net Income From Continuing Operations	$195.8	$130.4	$3.7		$329.9

Earnings Per Share
Basic	$0.87	$1.62			$1.05
Diluted	$0.86	$1.61			$1.04

Weighted Average Common Shares Outstanding (millions)
Basic	225.5	80.2	9.5	(f)	315.2
Diluted	227.3	80.8	8.9	(f)	317.0

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

WEC ENERGY GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENTS OF INCOME
For the Year Ended December 31, 2014

	Wisconsin Energy	Integrys	Pro Forma Adjustments	Note 3	Pro Forma Combined
	(Millions of Dollars, Except Per Share Amounts)
Operating Revenues	$4,997.1	$4,144.2	$(7.3)	(b)	$9,134.0

Operating Expenses
Cost of sales	2,259.4	2,133.0	(7.3)	(b)	4,385.1
Other operation and maintenance	1,112.4	1,252.5	(25.0)	(c)	2,339.9
Depreciation and amortization	408.8	287.5	—		696.3
Property and revenue taxes	121.8	54.6	—		176.4
Total Operating Expenses	3,902.4	3,727.6	(32.3)		7,597.7
Treasury Grant/Gain on Asset Sales	17.4	90.4	—		107.8
Operating Income	1,112.1	507.0	25.0		1,644.1

Earnings From Equity Method Investments	66.0	88.3	—		154.3
Other Income, net	13.4	31.1	—		44.5
Interest Expense, net	241.5	157.9	29.7	(d)	429.1

Income From Continuing Operations Before Income Taxes	950.0	468.5	(4.7)		1,413.8
Income Tax Expense	361.7	193.4	(7.4)	(e)	547.7
Net Income From Continuing Operations	$588.3	$275.1	$2.7		$866.1

Earnings Per Share
Basic	$2.61	$3.43			$2.75
Diluted	$2.59	$3.41			$2.73

Weighted Average Common Shares Outstanding (millions)
Basic	225.6	80.2	9.5	(f)	315.3
Diluted	227.5	80.7	9.0	(f)	317.2

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

WEC ENERGY GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED BALANCE SHEET
As of March 31, 2015

	Wisconsin Energy	Integrys	Pro Forma Adjustments	Note 3	Pro Forma Combined
	(Millions of Dollars)
Assets
Property, Plant and Equipment, Net	$11,316.0	$6,928.8	$—		$18,244.8

Investments
Equity method investments	431.1	556.0	—		987.1
Other	33.0	112.3	—		145.3
Total Investments	464.1	668.3	—		1,132.4

Current Assets
Cash and cash equivalents	65.2	86.4	—		151.6
Accounts receivable, net	437.3	513.3	—		950.6
Accrued revenues	221.6	207.5	—		429.1
Materials, supplies and inventories	289.7	179.9	—		469.6
Current deferred tax asset, net	170.3	39.8	32.0	(g)	242.1
Assets held for sale	—	51.5	—		51.5
Prepayments and other	142.3	180.9	—		323.2
Total Current Assets	1,326.4	1,259.3	32.0		2,617.7

Deferred Charges and Other Assets
Regulatory assets	1,270.0	1,507.3	—		2,777.3
Goodwill	441.9	655.4	2,497.5	(h)	3,594.8
Other	317.2	149.9	1.2	(i)	468.3
Total Deferred Charges and Other Assets	2,029.1	2,312.6	2,498.7		6,840.4
Total Assets	$15,135.6	$11,169.0	$2,530.7		$28,835.3

Capitalization and Liabilities
Capitalization
Common equity	$4,510.6	$3,362.6	$885.6	(j)	$8,758.8
Preferred stock of subsidiaries	30.4	51.1	—		81.5
Long-term debt	4,169.2	2,956.3	1,478.9	(k)	8,604.4
Total Capitalization	8,710.2	6,370.0	2,364.5		17,444.7
Current Liabilities
Long-term debt due currently	426.8	125.0	—		551.8
Short-term debt	563.0	133.3	151.2	(l)	847.5
Accounts payable	291.9	414.6	37.2	(m)	743.7
Liabilities held for sale	58.8	13.6	—		72.4
Other	219.8	562.3	25.0	(m)	807.1
Total Current Liabilities	1,560.3	1,248.8	213.4		3,022.5
Deferred Credits and Other Liabilities
Regulatory liabilities	820.3	402.4	—		1,222.7
Deferred income taxes - long-term	2,942.4	1,599.5	(47.6)	(n)	4,494.3
Deferred revenue, net	604.7	—	—		604.7
Pension and other benefit obligations	203.5	271.2	—		474.7
Environmental remediation liabilities	32.6	573.2	—		605.8
Asset retirement obligations	44.2	485.0	—		529.2
Other long-term liabilities	217.4	218.9	0.4	(o)	436.7
Total Deferred Credits and Other Liabilities	4,865.1	3,550.2	(47.2)		8,368.1
Total Capitalization and Liabilities	$15,135.6	$11,169.0	$2,530.7		$28,835.3

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The pro forma statements of income for the three months ended March 31, 2015 and the year ended December 31, 2014 give effect to the merger as if it were completed on January 1, 2014. The pro forma balance sheet as of March 31, 2015 gives effect to the merger as if it were completed on March 31, 2015.

The pro forma financial statements have been derived from the historical consolidated financial statements of Wisconsin Energy and Integrys. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the merger may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The merger is reflected in the pro forma financial statements as being accounted for as an acquisition of Integrys by Wisconsin Energy, based on the guidance provided by accounting standards for business combinations. Under the acquisition method, the total estimated purchase price is calculated as described in Note 2 to the pro forma financial statements. The assets acquired and the liabilities assumed have been measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Wisconsin Energy has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the merger, including historical and current market data. The pro forma adjustments included herein are preliminary and will be revised at the time of the merger as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined at the time that the merger is completed, and the final amounts recorded for the merger may differ materially from the information presented.

Estimated transaction costs have been excluded from the pro forma statements of income as they reflect non-recurring charges directly related to the merger. However, the anticipated transaction costs are reflected in the pro forma balance sheet as an increase to accounts payable and other current liabilities and a decrease to retained earnings.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies that could result from the merger. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the merger is completed.

Integrys’ regulated operations are comprised of the distribution of electricity and gas. These operations are subject to the retail rate-setting authority of various state regulatory commissions and the Federal Energy Regulatory Commission, which includes provisions in place that provide revenues to recover costs of service, including a carrying charge on most net assets and liabilities. For the net assets and liabilities earning a carrying charge, the carrying values approximate fair values and pro forma adjustments are not required.

Note 2. Preliminary Purchase Price

Wisconsin Energy will acquire all of the outstanding shares of Integrys common stock. Integrys shareholders will be entitled to receive for each share of Integrys common stock 1.128 shares of Wisconsin Energy common stock plus $18.58 in cash.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Preliminary Purchase Price (Continued)

The purchase price for the merger is estimated as follows (shares in thousands):

	Purchase Price Paid in
	Stock	Cash	Total
Integrys shares issued and outstanding as of March 31, 2015 *	79,963	79,963
Exchange ratio	1.128
Wisconsin Energy shares issued for Integrys shares	90,198
Closing price of Wisconsin Energy shares on May 15, 2015	$48.00
Estimated Fair Value of common stock issued	$4,329.5		$4,329.5
Cash paid per share of Integrys share		$18.58
Estimated Fair Value of cash paid for Integrys shares		$1,485.7	$1,485.7
Estimated consideration for Integrys shares			5,815.2
Estimated consideration attributable to settlement of equity awards		$21.4	$21.4
Total purchase price (in millions)	$4,329.5	$1,507.1	$5,836.6

* Includes 428.9 thousand shares of Integrys common stock held in a rabbi trust.

The preliminary purchase price reflects the market value of Wisconsin Energy common shares to be issued in connection with the merger based on the closing price of Wisconsin Energy’s common shares on May 15, 2015. The preliminary purchase price will fluctuate with the market price of Wisconsin Energy’s common shares until it is reflected on an actual basis when the merger is completed. An increase or decrease of 10 percent in Wisconsin Energy’s common share price from the $48.00 price used above would increase or decrease the purchase price by approximately $435 million.

Note 3. Adjustments to Pro Forma Financial Statements

The pro forma adjustments included in the pro forma condensed combined financial statements are as follows:

(a)         Wisconsin Energy and Integrys historical presentation—Based on the amounts reported in the consolidated statements of income and balance sheets of Wisconsin Energy and Integrys as of and for the three months ended March 31, 2015 and the consolidated statements of income for the year ended December 31, 2014. Certain financial statement line items included in Wisconsin Energy’s and Integrys’ historical presentation have been reclassified to conform to corresponding line items included in Integrys’ and Wisconsin Energy’s historical presentation, respectively. These reclassifications have no material impact on the historical operating income, net income, total assets, liabilities, or shareholders’ equity reported by Wisconsin Energy or Integrys. Additionally, based on a comparison of Integrys’ summary of significant accounting policies disclosed in Integrys’ financial statements with those of Wisconsin Energy and preliminary discussions with Integrys management, the nature and amount of any adjustments to the historical financial statements of Integrys to conform its accounting policies to those of Wisconsin Energy are not expected to be material. Upon completion of the merger, further review of Integrys’ accounting policies and financial statements may result in revisions to Integrys’ policies and classifications to conform to Wisconsin Energy.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Adjustments to Pro Forma Financial Statements (Continued)

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of Integrys’ assets and liabilities. The allocation of the preliminary purchase price is as follows (in millions):

Current Assets	$1,259.3
Property, Plant and Equipment, Net	6,928.8
Goodwill	3,152.9
Other Long-Term Assets, excluding Goodwill *	2,340.4
Current Liabilities	(1,248.8)
Other Long-Term Liabilities	(3,509.7)
Long-term Debt	(3,035.2)
Preferred Stock of Subsidiary	(51.1)
Total Purchase Price	$5,836.6

* Includes $23.2 million related to the 0.5 million shares of Wisconsin Energy common stock held in the Integrys rabbi trust. These shares are being reflected as treasury stock on the pro forma balance sheet.

Adjustments to Pro Forma Condensed Combined Consolidated Statements of Income

(b)         Operating Revenues and Cost of Sales—Reflects the elimination of sales and purchases between Wisconsin Energy and Integrys ($0.5 million for the three months ended March 31, 2015 and $7.3 million for the year ended December 31, 2014).

(c)          Other Operation and Maintenance—Reflects the elimination of non-recurring transaction costs directly attributable to the merger ($9.4 million for the three months ended March 31, 2015 and $25.0 million for the year ended December 31, 2014).

(d)         Interest Expense—Adjustment reflects an increase in interest expense as a result of Wisconsin Energy borrowing an additional $1.5 billion to meet the cash payment requirements of the cash component of the purchase price ($18.58 for each outstanding share of Integrys common stock and the cash settlement of Integrys’ equity awards). The pro forma interest expense associated with the issuance of the $1.5 billion of debt increased interest expense by $9.1 million for the three months ended March 31, 2015 and $36.3 million for the year ended December 31, 2014, and debt issuance costs increased interest expense by $0.4 million for the three months ended March 31, 2015 and $1.8 million for the year ended December 31, 2014. An increase or decrease of one-eighth percent to the U.S. bond yield rate would increase or decrease Wisconsin Energy’s interest expense by $0.5 million for the three months ended March 31, 2015 and $1.9 million for the year ended December 31, 2014.

In addition, the adjustment reflects a reduction in interest expense as a result of the amortization of the pro forma fair value adjustments of Integrys’ parent company debt ($0.5 million and $4.9 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively) and the elimination of the amortization of deferred issuance costs related to this debt ($0.4 million for the three months ended March 31, 2015 and $3.5 million for the year ended December 31, 2014). The effect of the fair value adjustment is being amortized over the estimated remaining life of the individual debt issuances, with the longest amortization period extending to the year 2023.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Adjustments to Pro Forma Financial Statements (Continued)

(e)          Income Tax Expense—Reflects the income tax effects of the pro forma adjustments calculated using an estimated statutory income tax rate of 40 percent, modified for any attributable permanent tax effects.

(f)           Shares Outstanding—Reflects the elimination of Integrys’ common shares and the issuance of approximately 90.2 million Wisconsin Energy common shares, including 0.5 million shares issued to the Integrys rabbi trust. This share issuance does not consider that fractional shares will be paid in cash and assumes all Integrys stock-based compensation is cashed out at closing. The pro forma weighted average number of basic shares outstanding is calculated by adding Wisconsin Energy’s weighted average number of basic shares outstanding during the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, and the number of Wisconsin Energy shares expected to be issued and outstanding as a result of the merger. The pro forma weighted average number of diluted shares outstanding is calculated by adding Wisconsin Energy’s weighted average number of diluted shares outstanding during the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, and the number of Wisconsin Energy shares expected to be issued and outstanding as a result of the merger.

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
	(Shares in millions)
Basic
Wisconsin Energy weighted average number of basic shares outstanding	225.5	225.6

Equivalent Integrys common shares after exchange*	90.2	90.2
Less: Equivalent shares in rabbi trust	(0.5)	(0.5)
	89.7	89.7
	315.2	315.3
Diluted
Wisconsin Energy weighted average number of diluted shares outstanding	227.3	227.5

Equivalent Integrys common shares after exchange*	90.2	90.2
Less: Equivalent shares in rabbi trust	(0.5)	(0.5)
	89.7	89.7
	317.0	317.2

*See Note 2 for supporting calculation

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Adjustments to Pro Forma Financial Statements (Continued)

Adjustments to Pro Forma Condensed Combined Consolidated Balance Sheet

(g)          Current Deferred Tax Asset, Net—Reflects an increase of $32.0 million related to the expected tax benefits associated with the settlement of Integrys’ equity awards and non-recurring transaction costs.

(h)         Goodwill—Reflects the preliminary estimate of the excess of the purchase price paid over the fair value of Integrys’ assets acquired and liabilities assumed. The estimated purchase price of the transaction, based on the closing price of Wisconsin Energy common shares on the NYSE on May 15, 2015, and the excess purchase price over the fair value of the net assets acquired is calculated as follows (in millions):

Purchase price	$5,836.6
Less: Fair value of net assets acquired	2,683.7
Less: Integrys existing goodwill	655.4
Pro forma goodwill adjustment	$2,497.5

(i)             Other Long-Term Assets—Reflects $9.5 million of capitalized debt issuance costs associated with the $1.5 billion Wisconsin Energy debt issuance, the elimination of $16.3 million of Integrys capitalized debt issuance costs, and an increase of $8.0 million related to the funding of the Integrys rabbi trust.

(j)            Common Equity—Reflects additional equity of $4,329.5 million related to the approximately 90.2 million new Wisconsin Energy common shares outstanding, the elimination of Integrys’ historical equity balance (including accumulated other comprehensive loss) of $3,362.6 million, and a reduction to retained earnings totaling $58.1 million, net of taxes, for estimated transaction costs of the combined companies directly related to the merger that would be expensed. It also reflects a reduction in equity of $23.2 million related to common shares held in a rabbi trust.

(k)         Long-Term Debt—In connection with the merger agreement, Wisconsin Energy will assume all of Integrys’ outstanding debt. The pro forma adjustment represents the issuance of $1.4 billion of long-term debt by Wisconsin Energy (an additional $100.0 million of short-term debt is also expected to be issued) and a fair value adjustment of $78.9 million to increase Integrys’ parent company debt based on prevailing values for comparable securities as of March 31, 2015. The final fair value determination of the debt will be based on prevailing values for comparable securities at the completion of the merger.

(l)             Short-Term Debt—Reflects $100.0 million of short-term debt that is expected to be issued in connection with the $1.5 billion debt offering related to the merger, $56.0 million of additional short-term debt to finance the settlement of Integrys’ equity awards, and a reduction of short-term debt of $4.8 million associated with cash proceeds from the $1.5 billion debt offering.

(m)     Accounts Payable and Other Current Liabilities—Represents the accrual for estimated non-recurring transaction costs totaling $62.2 million for the combined companies to be incurred after March 31, 2015.

(n)         Deferred Income Taxes—Long-Term—Represents a reduction of the estimated deferred tax liability of $47.6 million. Adjustment is based on the combined companies’ estimated post-merger composite statutory tax rate of 40 percent multiplied by the fair value adjustments recorded to the assets acquired and liabilities assumed, excluding goodwill. This estimated tax rate is different from Wisconsin

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Adjustments to Pro Forma Financial Statements (Continued)

Energy’s effective tax rates for the year ended December 31, 2014 and the three months ended March 31, 2015, which include tax items that vary from the statutory rates. The estimated combined 40 percent tax rate does not take into account any historical or possible future tax events that may impact the combined company.

(o)         Other Long-Term Liabilities—Reflects an adjustment of $24.0 million to recognize a net increase to the liabilities recorded by Integrys related to its stock-based compensation plans and deferred compensation plan. Also includes a $23.6 million fair value adjustment to reduce Integrys’ deferred income tax credits related to its solar assets.

Note 4. Investment in the American Transmission Company

Equity method investments include the companies’ combined 60 percent ownership of the American Transmission Company (ATC). Wisconsin Energy has made commitments with respect to its voting rights of the combined ownership of ATC. These commitments are included as enforceable conditions in the orders approving the merger by the Federal Energy Regulatory Commission and the Public Service Commission of Wisconsin. We also expect these voting commitments to be made a part of ATC’s governance documents. We believe that under generally accepted accounting principles in the United States, these commitments will not allow us to consolidate ATC in our financial statements when the merger closes.